Tianli Agritech, Inc. Reports Fourth Quarter and Full Year 2013 Results

WUHAN CITY, China, March 13, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced its financial results for the fourth quarter and twelve months ended December 31, 2013.

Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech, Inc. commented, "The hog industry remained challenged in 2013 as pork demand in China was negatively affected by the outbreak of H7N9 avian flu and the government's crackdown on corruption and extravagant government spending. Meanwhile, domestic pork supply continued to grow as a result of preferential government policies such as tax breaks and subsidies, leading to further reductions in pork prices in 2013," said Mrs. Hanying Li, Tianli's Chairwoman and Chief Executive Officer. "Despite a challenging industry environment, we saw solid growth in our business in 2013 with revenues increasing by 25.7% to $33.35 million and the number of hogs sold increasing by 28.9% to 149,181 hogs as our years of investment in the black hog program in Enshi Prefecture started paying dividends. With black hog sales now generating a significant portion of our total revenues and our retail network expanding, we believe Tianli is on a solid footing for future growth."

Fourth Quarter 2013 Financial Results:

	For the Three Months Ended December 31,
($ thousands, except per share data)	2013	2012	% Change
Revenue	$10,393	$6,857	51.6%
Gross margin	15.3%	10.6%	44.3%
Operating margin	1.1%	-0.1%	NM
Net income (loss) for common shareholders	(1,219)	(110)	NM
Diluted earnings per share	(0.09)	(0.01)	NM

Revenues for the fourth quarter of 2013 increased by $3.54 million, or 51.6%, to $10.39 million from $6.86 million for the same period of 2012. This increase was primarily attributable to sales of black hogs raised by farmers participating in our cooperative programs, sales of processed black hog products through retail which we resumed in April 2013, offset by the decrease in revenues from our regular market hog sales. The Company sold a total of 42,588 breeder hogs, regular market hogs, black hogs and market hogs for processed pork products with a blended average selling price of $244 per hog during the fourth quarter of 2013, compared to 30,865 hogs sold and a blended average selling price of $222 per hog for the same period of 2012. Revenues for the fourth quarter of 2013 from breeder hog sales increased 16.1% to $2.14 million with the number of breeder hogs sold increasing by 14.9% to 7,626 hogs and the average selling price of breeder hogs increasing by 1.1% to $281 per hog. Revenues for the fourth quarter of 2013 from regular market hog sales decreased by 15.7% to $4.22 million as the number of regular market hogs sold decreased by 29.7% to 17,031 hogs and the average selling price of regular market hogs increased by 19.8% to $248 per hog. We sold 16,867 black hogs as breeder and market hogs with an average selling price of $221 per hog, generating revenues of $.3.72 million during the fourth quarter of 2013. We also processed 1,064 market hogs for sale as specialty pork products through our retail channel during the fourth quarter of 2013 with an average selling price of $285 per hog, generating $0.30 million in revenues. As of the end of 2013 we were distributing processed black hog products to more than 12 supermarkets and 10 chain restaurants and hotels. We did not sell black hogs or sell processed pork products through retail during the comparable period of 2012.

	For the Three Months Ended December 31,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	7,626	$281	$2,143	6,636	$278	$1,846
Market hogs- regular hogs	17,031	248	4,223	24,229	207	5,011
Market hogs- black hogs	16,867	221	3,723	-	-	-
Market hogs for processed pork	1,064	285	304	-	-	-
Total	42,588	244	10,392	30,865	222	6,857

Gross profit for the fourth quarter of 2013 was $1.59 million, compared to $0.73 million for the same period of last year. Gross margin for the fourth quarter of 2013 was 15.3%, significantly higher than the 10.6% for the same period of last year as a result of decreased revenue contribution from the lower margin regular market hog sales. The gross margins for breeder hogs, regular market hogs, black hogs, and retail sales were 29%, 15%, 7% and 26% respectively, for the fourth quarter of 2013. As a comparison, gross margins for breeder hogs and regular market hogs were 32% and 5%, respectively, for the same period of last year.

Selling, general and administrative expenses increased by $0.74 million, or 99.8%, to $1.48 million for the fourth quarter of 2013. The increase primarily reflects general and administrative expenses associated with our retail efforts.

Net Loss from continuing operations for the fourth quarter of 2013 was $1.54 million, compared to $0.11 million for the same period of 2012. Net loss for the fourth quarter of 2013 included an impairment charge of $1.49 million from the government-mandated shutdown of Farm 8 and $0.04 million from construction in progress. After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the fourth quarter of 2013 was $1.22 million, or a loss of $0.09 per diluted share. On a normalized basis, after excluding the non-recurring impairment charges mentioned above, net income attributable to common shareholders was $0.31 million, or $0.02 per diluted share, for the fourth quarter of 2013. This compared to net loss attributable to common shareholders of $0.11 million, or a loss of $0.01 per diluted share, for the same period of last year.

Twelve Months Ended December 31, 2013 Financial Results:

For the twelve months ended December 31, 2013, revenues increased by $6.82 million, or 25.7%, to $33.35 million from $26.53 million for the same period of 2012. This increase was primarily attributable to sales of black hogs raised by farmers participating in our cooperative programs, the initiation of retail sales of processed black hog products, offset by the decrease in revenues from our regular market hog sales. The Company sold and processed to produce pork products a total of 149,181 breeder hogs, regular market hogs and black hogs with a blended average selling price of $224 per hog during the twelve months period ended December 31, 2013, compared to 115,696 hogs sold and a blended average selling price of $229 per hog for the same period of 2012. Revenues for the twelve months ended December 31, 2013 from breeder hog sales increased by 7.1% to $8.37 million with the number of breeder hogs sold increasing by 14.8% to 30,639 hogs and the average selling price of breeder hogs decreasing by 6.8% to $273 per hog. Revenue for the twelve months ended December 31, 2013 from regular market hog sales decreased by 2.6% to $18.23 million as the number of regular market hogs sold decreased by 0.5% to 88,523 hogs and the average selling price of regular market hogs decreased by 1.9% to $206 per hog. The decline in average selling prices of both breeder and regular market hogs was mainly due to (1) an apparent decline in domestic pork demand due to the outbreak of H7N9 avian flu; (2) an increase in domestic hog supply as a result of preferential government policies (e.g., government subsidies); and (3) the central government's new policies that promote frugality, thrift, and forbid extravagance from government spending which further reduced pork consumption. We also sold 28,003 black hogs as breeder and market hogs with an average selling price of $ 222 per hog, generating revenues of $6.21 million for the twelve months ended December 31, 2013. We also sold 2,016 market hogs for processed pork through our retail channel during the year of 2013 with an average selling price of $270 per hog, generating $0.54 million in revenue. As of the end of 2013 we were distributing processed black hog products to more than 12 supermarkets and 10 chain restaurants and hotels. We did not sell black hogs or sell processed pork products through retail in the year of 2012.

	For the Twelve Months Ended December 31,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	30,639	$273	$8,373	26,690	$293	$7,821
Market hogs- regular hogs	88,523	206	18,229	89,006	210	18,708
Market hogs- black hogs	28,003	222	6,205	-	-	-
Market hogs for processed pork	2,016	270	544	-	-	-
Total	149,181	224	33,351	115,696	229	26,529

Gross profit for the twelve months ended December 31, 2013 was $3.02 million, compared to $3.46 million for the same period of last year. Gross margin was 9.1% and 13.0% for the twelve months ended December 31, 2013 and 2012, respectively. The impact of increased feed costs and animal medicines, as well as reduced hog prices caused the significant decrease in gross margin. The gross margins for breeder hogs, regular market hogs, black market hogs, and processed black pork products sold through retail were approximately 28%, 1%, 5% and 24% respectively. As a comparison, gross margins for breeder hogs and regular market hogs were approximately 31% and 5%, respectively, for the same period of last year.

Selling, general and administrative expenses increased by $0.38 million, or 11.1%, to $3.80 million for the twelve months ended December 31, 2013 from $3.42 million for the same period of last year. The increase was primarily a result of $1.0 million of general and administrative expense from our retail segment, partially offset by the $0.6 million reduction in overall selling expenses.

Net loss from continuing operations for the twelve months ended December 31, 2013 was $2.68 million, compared to $0.25 million for the same period of 2012. Net loss for the twelve months ended December 31, 2013 reflected an impairment charge of $1.49 million related to the government-mandated shutdown of Farm 8 in the fourth quarter of 2013. After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the twelve months ended December 31, 2013 was $2.04 million, or a loss of $0.18 per diluted share. On a normalized basis, after excluding the non-recurring impairment charges incurred in the fourth quarter of 2013, net loss attributable to common shareholders was $0.51 million, or a loss of $0.04 per diluted share, for the twelve months ended December 31, 2013. This compared to net loss attributable to common shareholders of $0.21 million, or a loss of $0.02 per diluted share, for the same period of last year.

Financial Position

As of December 31, 2013, the Company had cash and cash equivalents of $10.09 million, compared to $7.48 million for the same period of last year. Working capital as of December 31, 2013 was $14.95 million as compared to $8.98 million at December 31, 2012. Net cash used in operating activities was $0.11 million for the twelve months ended December 31, 2013, compared to net cash provided by operating activities of $5.61 million for the same period of last year.

Recent Developments

On November 6, 2013, the Animal Husbandry and Veterinary Bureau of Caidian District, Wuhan City, directed us to close our farm located in the Caidian District (the "8th Farm") by the end of 2013. We were advised that all agricultural and manufacturing activities in the area of Dacha Lake in the Caidian District are being ordered to close as part of the government's effort to restore the lake to its natural condition. We have obtained a 3-month grace period to evacuate our portable assets and personnel. Established in 2005, the 8th Farm is situated on approximately 13.18 acres of leased land with 24 buildings dedicated to hog rearing and 1 building for administration and employee housing.

On November 6, 2013, Mr. Yang Chen resigned from the Board of Directors of the Company.

On October 28, 2013, the Company issued and sold an additional 522,000 common shares at $1.16 per share for a total consideration of $605,520 to Mr. Wei Gong, a PRC citizen and a member of the Board of Directors. This was the balance of a previously announced Private Placement that raised an aggregate of $3.2 million for the Company. Mr. Wei Gong now owns a total of 2.76 million shares, or 19.77% of total shares outstanding.

On October 15, 2013, the Company received written notification from the NASDAQ Stock Market confirming that the Company regained compliance with the minimum bid price requirement of $1.00 per share for continued listing of our common stock on the Nasdaq Capital Market.

On October 3, 2013, the Company announced that its operating subsidiary, Hubei Tianzhili Breeder Hog Co. Ltd., had signed one-year sales contracts with eight hotels and restaurants in Wuhan City, Hubei Province. Among the eight new customers for the Company's Tianli-Xiduhei™ black hog meat cuts are three hotels - WuLingNianDai, DongXin, and Citizen and five restaurants - NongJiaXiaoYuan, ChuYuWang, ShuiMoRenJia, CuiZhuYuan, and XiaXingTianXia.

Earnings Conference Call

Tianli will host an earnings conference call and live webcast covering its fourth quarter and full year 2013 financial results at 8:00 a.m. EDT on March 14, 2014, which is also 8:00 p.m. in Beijing on March 14, 2014. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli".

Conference Call
Date:	Friday, March 14, 2014
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Tianli/OINK
Webcast Link:	http://services.choruscall.com/links/tianli140313.html

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through March 31, 2014. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10042610.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$10,087,694.00	$7,477,205.00
Accounts receivable, net	256,607.00	158,047.00
Inventories	11,484,786.00	10,232,893.00
Advances to suppliers	1,612,492.00	189,094.00
Prepaid expenses	204,106.00	237,247.00
Restricted cash	-	793,512.00
Other receivables, net	1,181,078.00	208,325.00
Total Current Assets	24,826,763.00	19,296,323.00
Long-term prepaid expenses	1,606,188.00	1,681,488.00
Plant and equipment, net of accumulated depreciation of $6,960,163 and
$4,979,716 at December 31, 2013 and 2012, respectively	23,185,732.00	24,400,573.00
Construction in progress	50,897.00	1,655,901.00
Biological assets, net of accumulated amortization of $3,843,502 and
$2,422,048 at December 31, 2013 and 2012, respectively	3,276,840.00	4,357,846.00
Intangible assets, net	1,480,631.00	1,485,773.00
Total Assets	$54,427,051.00	$52,877,904.00

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$6,382,561.00	$7,101,935.00
Accounts payable and accrued payables	48,896.00	190,811.00
Other payables	3,309,246.00	2,893,332.00
Due to related party	139,430.00	125,842.00
Total Current Liabilities	9,880,133.00	10,311,920.00
Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized,
13,964,000 and 11,194,000 shares issued and outstanding as of
December 31, 2013 and 2012, respectively)	13,964.00	11,194.00
Additional paid in capital	18,094,200.00	14,888,470.00
Statutory surplus reserves	2,416,647.00	2,416,647.00
Retained earnings	19,538,507.00	21,582,277.00
Accumulated other comprehensive income	4,046,055.00	2,609,374.00
Stockholders' Equity - Tianli Agritech Inc. and Subsidiaries	44,109,373.00	41,507,962.00
Noncontrolling interest	437,545.00	1,058,022.00
Total Stockholders' Equity	44,546,918.00	42,565,984.00
Total Liabilities and Stockholders' Equity	$54,427,051.00	$52,877,904.00

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2013	2012
Sales	$33,350,942	$26,529,423
Cost of goods sold	30,330,010	23,073,991
Gross profit	3,020,932	3,455,432
	9%	13%
Operating expenses:
General and administrative expenses	3,236,401	2,239,737
Selling expenses	563,415	1,181,441
Total operating expenses	3,799,816	3,421,178
Income (loss) from operations	(778,884)	34,254
Other income (expense):
Interest expense	(338,688)	(461,299)
Subsidy income	107,584	218,605
Impairment loss from Farm 8 shutdown	(1,490,034)	-
Impairment loss from construction in progress	(38,769)	-
Other income (expense)	(145,672)	(43,534)
Total other expenses	(1,905,579)	(286,228)
Loss before income taxes	(2,684,463)	(251,974)
Income taxes	-	-
Net loss from continuing operations	(2,684,463)	(251,974)
Discontinued operations:
Gain from operations of discontinued component, net of taxes	-	39,179
Net loss	(2,684,463)	(212,795)
Net loss attributable to noncontrolling interest	640,693	-
Net loss attributable to Tianli Agritech Inc. common stockholders	(2,043,770)	(212,795)
Other comprehensive income:
Unrealized foreign currency translation adjustment	1,436,681	313,452
Comprehensive income	$(1,247,782)	$100,657
Losses per share attributable to Tianli Agritech Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	11,657,750	10,605,625
Continuing operations - Basic & diluted	$(0.18)	$(0.02)
Discontinued operations -Basic & diluted	$-	$-

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,684,463)	$(251,974)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	3,630,414	2,969,098
Amortization of prepaid expenses	437,445	406,357
Bad debt expense	14,198	-
Stock-based compensation	6,900	1,188,373
Loss from inventory LCM	84,800	-
Impairment loss from Farm 8 shutdown	1,490,034	-
Impairment loss from construction in progress	38,769	-
Loss on disposal of construction in progress	-	49,338
Changes in operating assets and liabilities:
Accounts receivable	(102,462)	(30,095)
Inventories	(1,005,268)	(573,473)
Advances to suppliers	(1,399,156)	(189,025)
Prepaid expenses	(271,300)	(366,450)
Other receivables	(957,900)	(52,219)
Accounts payable and accrued payables	(145,910)	16,802
Other payables	750,889	2,287,254
Total adjustments	2,571,453	5,705,960
Net cash provided by (used in) operating activities from continuing operations	(113,010)	5,453,986
Net cash provided by operating activities from discontinued operations	-	154,135
Net cash provided by (used in) operating activities	(113,010)	5,608,121
CASH FLOWS FROM INVESTING ACTIVITIES
Cash collected from loan to An Puluo	-	1,110,512
Investment in construction in progress	(50,238)	(6,977,751)
Proceeds from disposal of construction in progress	-	509,842
Purchase of biological assets	(127,187)	(1,760,034)
Purchase of plant and equipment	(573,134)	(213,872)
Net cash used in investing activities	(750,559)	(7,331,303)
CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	807,689	(793,223)
Due to related party	(32,308)	-
Proceeds from the noncontrolling shareholder's capital investment	3,201,600	1,057,636
Repayment of short-term loans	(7,228,818)	(4,759,336)
Proceeds from short-term loans	6,299,976	7,099,343
Net cash provided by financing activities	3,048,139	2,604,420
EFFECT OF EXCHANGE RATE CHANGES ON CASH	425,919	88,225
NET INCREASE IN CASH	2,610,489	969,463
CASH, BEGINNING OF YEAR	7,477,205	6,507,742
CASH, END OF YEAR	$10,087,694	$7,477,205
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$385,883	$484,260
Income tax paid	$-	$-